Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 28, 2005, is by and among Kairos Partners II Limited Partnership, Kairos Partners III Limited Partnership, John F. White, James F. Rice, Kenneth L. Wolfe and Foster L. Aborn (collectively, the “Kairos Filers”).

Each of the Kairos Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock, par value $0.01 per share, of Osteotech, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the parties hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Kairos Filers upon one week’s prior written notice or such lesser period of notice as the Kairos Filers may mutually agree.

Executed and delivered as of the date first above written.

KAIROS PARTNERS II LIMITED PARTNERSHIP

By:	KAIROS II LLC, its General Partner

By:	KAIROS MASTER GP LLC, its Sole Member

By:	/s/ John F. White
John F. White
Voting Member

KAIROS PARTNERS III LIMITED PARTNERSHIP

By:	KAIROS III LLC, its General Partner

By:	KAIROS MASTER GP LLC, its Sole Member

By:	/s/ John F. White
John F. White
Voting Member

JOHN F. WHITE

/s/ John F. White
John F. White

JAMES F. RICE

/s/ James F. Rice
James F. Rice

KENNETH L. WOLFE

/s/ Kenneth L. Wolfe
Kenneth L. Wolfe

FOSTER L. ABORN

/s/ Foster L. Aborn
Foster L. Aborn